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                                                   NEW ENGLAND POWER COMPANY
                                       Computation of Ratio of Earnings to Fixed Charges
                                                        (SEC Coverage)
                                                          (Unaudited)

                                                                            Years Ended December 31,
                                                          -------------------------------------------------------------
                                                         1993           1992          1991          1990          1989
                                                         ----           ----          ----          ----          ----
                                                                                 (In Thousands)


Net Income                                             $141,468      $134,151      $134,747      $222,219       $124,617
- ----------
Less undistributed income of
  nuclear power companies                                   544           320          (240)         (133)           715
                                                       --------      --------      --------      --------       --------
                                                        140,924       133,831       134,987       222,352        123,902

Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes                           62,454        64,417        62,182        50,543         42,885
  Deferred federal income taxes                          17,745         4,741        11,134        38,367          7,841
  Investment tax credits - net                           (2,606)       (1,328)       (7,732)      (26,026)           950
  State income taxes                                     17,242        14,596        15,526        21,867         14,002
  Interest on long-term debt                             45,837        59,382        67,426        67,385         66,654
  Interest on short-term debt                                                                       1,300          3,039
  Other interest                                          5,427         2,071         2,490         5,600          4,691
                                                       --------      --------      --------      --------       --------
Net earnings available
  for fixed charges                                    $287,023      $277,710      $286,013      $381,388       $263,964
                                                       ========      ========      ========      ========       ========

Fixed charges:
  Interest on long-term debt                           $ 45,837      $ 59,382      $ 67,426      $ 67,385       $ 66,654
  Interest on short-term debt                                                                       1,300          3,039
  Other interest                                          5,427         2,071         2,490         5,600          4,691
                                                       --------      --------      --------      --------       --------

   Total fixed charges                                 $ 51,264      $ 61,453      $ 69,916      $ 74,285       $ 74,384
                                                       ========      ========      ========      ========       ========

Ratio of earnings to fixed charges                         5.60          4.52          4.09          5.13           3.55
- ----------------------------------

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